Exhibit 5.5

FENNEMORE CRAIG, P.C.

3003 North Central Avenue, Suite 2600

Phoenix, Arizona 85012-2913

(602) 916-5000

W. T. Eggleston, Jr.	Law Offices
Direct Phone:(602) 916-5328	Phoenix	(602) 916-5000
Direct Fax: (602) 916-5528	Tucson	(520) 879-6800
wegglest@fclaw.com	Nogales	(520) 281-3480
	Las Vegas	(702) 692-8000
	Denver	(303) 291-3200

May 13, 2008

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

Re:     Fifth Supplemental Indentures and Joinder Agreement

Ladies and Gentlemen:

We have acted as special Arizona counsel to Jennifer Loomis & Associates, Inc., an Arizona corporation (the “Corporation”), a subsidiary of NCO Group, Inc., a Delaware corporation (“NCO”), in connection with (i) the Fifth Supplemental Indenture, dated February 29, 2008, among NCO, the Corporation, the Bank of New York, as trustee, and such other new guarantors as set forth therein (the “Fifth Supplemental Indenture – Senior Notes”), whereby the Corporation is providing a guaranty of the notes issued pursuant to that certain Indenture, dated November 15, 2006, as amended, supplemented or otherwise modified prior to the date hereof, among NCO, the Bank of New York, as trustee, and the initial subsidiary guarantors as set forth therein relating to the issuance of Floating Rate Senior Notes due 2013 (the “Indenture – Senior Notes”); (ii) the Fifth Supplemental Indenture, dated February 29, 2008, among NCO, the Corporation, the Bank of New York, as trustee, and such other new guarantors as identified therein (the “Fifth Supplemental Indenture – Subordinated Notes”), whereby the Corporation is providing a guaranty of the notes issued pursuant to that certain Indenture, dated November 15, 2006, as amended, supplemented or otherwise modified prior to the date hereof, among NCO, the Bank of New York, as trustee, and the initial subsidiary guarantors as set forth therein relating to the issuance of 11.875% Senior Subordinated Notes due 2014 (the “Indenture – Subordinated Notes”); and (iii) the Joinder Agreement, dated February 29, 2008, among the Corporation and such other new guarantors as set forth therein (the “Joinder Agreement”), joining the Corporation, among others, to that certain Registration Rights Agreement, dated November 15, 2006, among NCO, certain affiliates of NCO, Morgan Stanley & Co Incorporation, J.P. Morgan Securities Inc., and Banc of America Securities LLP with respect to the Floating Rate Senior Notes due 2013 and that certain Registration Rights Agreement, dated November 15, 2006, among NCO, certain affiliates of NCO, Morgan Stanley & Co Incorporation, J.P. Morgan Securities Inc. and Banc of America Securities LLP with respect to the 11.875% Senior Subordinated Notes due 2014. The Floating Rate Senior Notes due 2013 (the “Senior Notes”), the 11.875% Senior Subordinated Notes due 2014 (the “Subordinated

FENNEMORE CRAIG, P.C.

NCO Group, Inc.

May 13, 2008

Notes”, and collectively with the Senior Notes, the “Notes”) and the guarantees of the Notes are being registered on a Registration Statement on Form S-1, in each case to be offered solely for market-making purposes by an affiliate of NCO (the “Registration Statement”). Our engagement as special Arizona counsel by the Corporation has been limited to the rendering of this opinion to you.

Our opinions set forth in this opinion are limited to the effect of Arizona law and are based upon existing laws, rules, regulations, orders and cases. We assume no obligation to revise or supplement this opinion should such laws, rules, regulations, orders or cases be changed by legislative or administrative action, judicial decision, or otherwise. No opinion is expressed as to the law of any jurisdiction other than Arizona or the effect thereof, and we express no opinion with respect to federal law. Although certain members of this firm are admitted to practice in other states, we have not examined the laws of any state or jurisdiction other than the State of Arizona nor have we consulted with members of the firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions.

As to certain matters of fact bearing upon the opinions expressed in this opinion, we have relied on:

(1) a Certificate of Good Standing with respect to the Corporation, dated May 9, 2008, issued by the Executive Director of the Arizona Corporation Commission (the “Arizona Good Standing Certificate”);

(2) a copy of the Articles of Incorporation of the Corporation, certified as accurate and as currently in effect with respect thereto by the Secretary of the Corporation, as of May 13, 2008 (the “Articles”);

(3) a copy of the Bylaws of the Corporation, certified as accurate and as currently in effect with respect thereto by the Secretary of the Corporation, as of May 13, 2008 (the “Bylaws”); and

(4) a certificate of the Secretary of the Corporation as to the authenticity of the Articles and Bylaws, the incumbency of the officers of the Corporation, the resolutions approving the Documents (as defined below) and consummation of the transactions contemplated pursuant to the Documents, and other matters that we have deemed necessary and appropriate;

(5) the Fifth Supplemental Indenture – Senior Notes;

(6) the Fifth Supplemental Indenture – Subordinated Notes; and

FENNEMORE CRAIG, P.C.

NCO Group, Inc.

May 13, 2008

(7) the Joinder Agreement.

The Fifth Supplemental Indenture – Senior Notes, the Fifth Supplemental Indenture – Subordinated Notes, and the Joinder Agreement are collectively referred to herein as the “Documents”.

In rendering this opinion, we have assumed:

(a) the requisite power of all parties (other than the Corporation) and the due authorization and execution of all of the relevant documents, including the Documents, by the parties thereto (other than the Corporation), the delivery of all the relevant documents, including the Documents, by the parties thereto, and the legal capacity and competence of all natural persons executing and delivering any such documents;

(b) that the parties (other than the Corporation) have obtained all necessary consents, authorizations, approvals, permits or certificates (governmental and otherwise) which are required as a condition to the execution and delivery of the Documents by the parties and to the consummation by the parties of the transactions contemplated thereby;

(c) that the Documents constitute legal, valid and binding obligations of all of the parties thereto enforceable in accordance with their respective terms;

(d) that neither the execution of the Documents nor the consummation or performance of the transactions provided for therein contravenes or will contravene any applicable law of any jurisdiction other than the State of Arizona;

(e) that the Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder;

(f) that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, modify, amend or qualify the terms of the Documents or any of the parties’ rights or obligations thereunder, by waiver or otherwise;

(g) the genuineness of all signatures on all documents submitted to us, the authenticity of documents submitted as originals, and the conformity to originals of documents submitted as copies;

(h) that the Corporation has paid all income taxes, fines, jeopardy or fraud assessments, and interest due from it and payable to the State of Arizona; and

FENNEMORE CRAIG, P.C.

NCO Group, Inc.

May 13, 2008

(i) that the certificates of all public officials and corporate officers are accurate with respect to all matters contained therein.

Please note that our opinion is subject to the following qualifications:

(a) Our engagement did not extend to, and we render no opinion about, any federal, state or local laws, rules or regulations regarding tax, utility regulation, copyrights, patents, trademarks or intellectual property, usury, antitrust, consumer protection, bankruptcy, securities, environmental, public health, labor, employee rights and benefits, occupational safety and health, zoning, land use, construction matters or applicable building codes or ordinances or the effect of such matters, if any, on the opinions expressed herein.

(b) With respect to our good standing opinion set forth in Paragraph 1 below, we are relying solely and without independent investigation on our review and examination of the Arizona Good Standing Certificate.

Based upon the foregoing, we are of the opinion that:

1.	The Corporation is a corporation validly existing and in good standing under the laws of the State of Arizona.

2.	The Corporation has the requisite corporate power and corporate authority to carry out the terms and conditions applicable to it under the Documents.

3.	The execution, delivery and performance of the Documents by the Corporation have been duly authorized by all requisite corporate action on the part of the Corporation.

4.	The Documents have been duly executed and delivered by the Corporation.

5.	The execution, delivery and issue, as the case may be, of the Documents and guarantees of the Notes by the Corporation will not violate the Corporation’s Articles or Bylaws.

6.	The execution, delivery and issue, as the case may be, of the Documents and guarantees of the Notes by the Corporation will not violate any applicable law, rule or regulation affecting the Corporation.

This opinion is furnished by us as special counsel to the Corporation, and it may be relied upon by the addressee. This opinion may not be relied upon by or quoted to any other person or entity without, in each instance, our prior written consent. Notwithstanding the foregoing, however, we hereby consent to the use of this opinion as an exhibit to the Registration Statement

FENNEMORE CRAIG, P.C.

NCO Group, Inc.

May 13, 2008

that will be filed with the Securities Exchange Commission and to the reference to this firm under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder. We understand and agree that Blank Rome LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

WTE/SMW/RCAI